Exhibit 10.1:

October 10, 2011

Steven Jay Adolph
1733 W. Irving Park
Chicago, Illinois 60613

Dear Steve;

The following is an agreement (“Agreement”) between Steven Jay Adolph (hereinafter referred to as “You”) and Oil-Dri Corporation of America (hereinafter referred to as “Oil-Dri” or “the Company”) regarding your separation of employment from Oil-Dri. The purpose of this Agreement is to provide for an orderly departure under terms which are mutually acceptable to both parties and protection for the Company from any and all claims by You against the Company other than those based on this Agreement. Therefore, in consideration of the mutual promises set forth in this Agreement, You and Oil-Dri agree to the following terms and conditions:

1.	Your employment with Oil-Dri will terminate on October 10, 2011.

2.
Although You are not otherwise entitled to receive any severance pay from Oil-Dri, in exchange for your promises contained in this Agreement, Oil-Dri agrees to give You severance compensation as stated below.

Oil-Dri will pay You severance equal to two (2) months of your current base salary for a total gross payment of $33,333.36 less required withholding. One‑fourth of this severance payment is in consideration for the release of any claims under the Age Discrimination in Employment Act. You will be eligible to receive up to an additional four (4) months of severance if you still remain unemployed during this period of time. If you become employed, all severance payments will cease.* *Does not include part-time consulting amounting to $2,000 or less during each bi-weekly period (2x monthly). If over $2,000 severance payments will be reduced by the amount exceeding $2,000 for the relevant pay period. You will need to communicate on a monthly basis to Dan Jaffee, your employment status during this period of time.* *If Steve triggers the additional 4 months of severance the maximum that would be paid out would be to April 15, 2012.

These payments will be made semi-monthly on the Company's normal payroll dates. Such payments will not commence until the eighth day after You sign this Agreement. The last paydate of severance compensation will be December 15, 2011, unless payments end earlier as provided in paragraph number fifteen (15) of this Agreement.

In addition, as further consideration of the mutual promises set forth in this Agreement, Oil Dri will agree, on a case by case basis, to waive the provisions of Section 3 of your Non-Competition Agreement to allow you to be employed by persons, corporations or other entities for which you would otherwise be prevented from soliciting business from, be employed by, or engaging in business competitive with Oil Dri.

3.
All wages, vacation pay and other benefits due to You as of your separation date according to the established policies, plans, and procedures of the Company will be paid to You in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation rights or benefit conversion rights existing under the established plans of the Company will be made available to You in accordance with the terms of such established plans. You will receive a separate letter with details concerning your benefits upon separation.

4.
You understand and agree that severance compensation under paragraph number two (2) above will end upon your application for unemployment compensation benefits. If Oil-Dri stops paying severance compensation because of your application for unemployment compensation benefits, that will have no effect upon the release provided in paragraph number five (5) below and the release shall remain in full force and effect.

5.
In consideration for receiving the severance compensation described in paragraph number two (2) above, You waive and release and promise never to assert any claims or causes of action, whether or not now known, against the

Company or its acquisitions, predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees, assigns and employee benefit plans, with respect to any matter, including but not limited to, any matter related to your employment with the Company or the termination of that employment. This means, among other things, that You waive any right to assert any claim or complaint against the Company, including, but not limited to, tort claims; claims of wrongful discharge, emotional distress, defamation, fraud, or breach of contract; claims for attorneys fees; any claims of discrimination or harassment based on sex, age, race, color, national origin, ancestry, religious creed, disability, sexual orientation, marital status, present or past history of physical or mental disability or handicap, veteran status or on any other basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, and/or all other local state or federal laws, ordinances and regulations relating to employment. This is a general release. You understand and agree that this general release includes, but is not limited to, any claims arising out of or related to your employment with Oil-Dri and your separation from that employment. However, nothing in this Agreement shall constitute a release by You of any claims that cannot by law be waived. This Agreement does not waive rights or claims that may arise after You sign this Agreement, nor does it prohibit You or the Company from seeking enforcement of the terms contained in this Agreement.

6.
You understand and agree that, while this Agreement does not affect your rights to file a charge with or to participate as a witness in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any similar state agency, by accepting the terms of this Agreement and the compensation provided as a result, You give up your right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery, from any lawsuit or settlement related to such rights and claims as You waived in paragraph number five (5) above, whether the lawsuit is filed or the settlement reached by the EEOC or anyone else.

7.	By signing this Agreement You are verifying to the Company that You:

a.	have not suffered a work-related injury that you have not properly disclosed to Oil‑Dri; and

b.
have been paid in full all wages due and owing to You for any and all work which You performed for Oil-Dri through the pay period of the paydate immediately preceding the date of your signature. Oil-Dri agrees that if you performed work for Oil-Dri after that pay period, payment will be made to you according to the Company's established payroll practices.

8.
You will return to Dan Jaffee all door and file keys, radio, beeper, equipment, tools, computer access codes, disks and instructional manuals, reports, files, memoranda, records, software, credit cards, and other physical or personal property which You received, prepared or helped prepare in connection with your employment with the Company. You agree that You will not keep any copies or excerpts of any of the above items.

9.
You will promptly respond to any questions from Dan Jaffee, or any person designated by him, related to your work at Oil Dri until November 30, 2011. For this purpose, You will provide Dan Jaffee with your current phone numbers and e‑mail address, if any.

10.	You waive and surrender any right you may have, now or hereafter, to employment with Oil‑Dri. In reliance on this waiver, the Company may disregard any employment application submitted by You.

11.
You agree to refrain from using in any manner and to keep confidential any and all information and data concerning the business and affairs of Oil-Dri or its affiliates which You have received as a result of the employment relationship of the parties, except to the extent that You can demonstrate that the information or data (i) is generally available to the public through no act or failure to act of You, (ii) was already known to You on a non-confidential basis on the date of receipt, (iii) was disclosed to You on a non-confidential basis by a third party not having a confidential relationship with the Company with respect to such information, or (iv) has been independently acquired or developed without violating any of your obligations under this provision.

12.
You agree that you will not disclose to others the terms of this Agreement, except that You may disclose such information to your attorney, tax preparer and immediate family. If you properly disclose the terms of the Agreement to anyone, you agree that you shall inform them that the Agreement is strictly confidential, and instruct them not to disclose it to anyone else.

13.
You will direct all reference inquiries to Janelle Wood, Payroll Manager, who will respond only with the following information: dates of employment, position(s) held, and confirmation of last salary. To the extent that You direct references to other persons, the Company is not liable for any statements made by such non-designated individuals.

You agree that the Company has no liability for any statements made regarding You by persons not employed by the Company at the time such statements are made.

14.
You will not do or say anything which criticizes or disparages the Company, its management or practices, which disrupt or impairs the Company's normal, ongoing business operations, or which harms the Company's reputation with its employees, customers, suppliers or the public.

15.
You understand and agree that if you breach any part of this Agreement, Oil-Dri's obligation for severance compensation as stated in paragraph number two (2) above ceases and Oil-Dri may recoup all such payments already made. You and Oil-Dri agree that this Agreement constitutes the entire understanding of the parties concerning the cessation of the employment relationship and sets forth all compensation to be paid by the Company to You subsequent to cessation of the employment relationship. This Agreement cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof and may be modified only in a written document signed by You and a duly authorized officer of the Company.

16.	Nothing in this Agreement shall be treated as an admission by You or the Company of any liability, wrongdoing or violation of any law.

17.
This Agreement shall be governed by and construed in all respects under the laws of the State of Illinois without reference to its conflicts of laws, rules or principles. If a court finds any part of this Agreement to be invalid or unenforceable, then that provision or part shall be modified so as to render it valid and enforceable, or, if necessary, shall be deemed removed from this Agreement. In any event, the rest of the Agreement shall remain in full force and effect and shall be enforced to the maximum extent permitted by law.

18.
You have the right to consult with an attorney of your choice before signing this Agreement and Oil-Dri encourages You to do so. You understand that you have up to twenty-one (21) days after receiving this Agreement to review it and to discuss it with an attorney, and that You have seven (7) days after you have signed this Agreement during which you may revoke it. You understand that if You do not return to the Company a signed and dated copy of this Agreement by the close of business on the 21st calendar day after your termination of employment, the provisions of this Agreement, including the severance compensation provisions, will be void and the Company will have no further obligations thereunder. This Agreement must be signed and returned to Kevin Breese, Vice President of Human Resources, at the address shown below without any alteration. Any modification or alteration of any terms of this Agreement voids the Agreement in its entirety.

If you wish to revoke this Agreement within the seven-day period, You may do so by delivering a letter of revocation to Kevin Breese, Vice President of Human Resources, at the address shown below. Because of this revocation period, You understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement. After that, it becomes binding and irrevocable.

Please indicate your agreement with the terms stated above by signing below.

OIL-DRI CORPORATION OF AMERICA

By:     /s/ Daniel Jaffee
Daniel Jaffee, President/CEO
Oil-Dri Corporation of America
410 N. Michigan Ave. - Suite 400
Chicago, IL 60611-4213

I agree with the terms of this Agreement and deem it to be fair and equitable, as signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims, known or unknown, voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

/s/ Steven Jay Adolph                         Date: October 11, 2011
Steven Jay Adolph

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